Exhibit 4.33

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

EXECUTION VERSION

SEVENTH COLLABORATION WARRANT AGREEMENT

UNIQURE N.V.

THIS SEVENTH COLLABORATION WARRANT AGREEMENT (the “Warrant”), dated as of April 6, 2015, certifies that, for value received, Bristol-Myers Squibb Company, a Delaware corporation (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, to subscribe for and acquire from uniQure N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”), the Warrant Shares, at any time beginning on the Initial Exercise Date and ending at the close of business on the Final Exercise Date, unless this Warrant has previously terminated pursuant to Section 5 hereof. The purchase price per Ordinary Share under this Warrant shall be equal to the Exercise Price.

Section 1.                                           Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Investor Agreement, dated as of the date hereof, by and between the Company and the Holder (the “Investor Agreement”). The following terms shall have the means set forth below:

(a)                                 “AGM BMS Transaction Authorization” shall have the meaning set forth in the Subscription Agreement.

(b)                                 “AGM General Authorization” shall have the meaning set forth in the Subscription Agreement.

(c)                                  “Collaboration Agreement” shall mean the Collaboration and License Agreement, dated as of the date hereof, between the Holder and uniQure Biopharma B.V., an Affiliate of the Company.

(d)                                 “Exercise Price” shall mean, subject to adjustment as set forth in Section 3, a price per Warrant Share equal to the greater of:

(i)                                     the product of (A) the purchase price of each Ordinary Share acquired on the Initial Closing Date, multiplied by (B) a compounded annual growth rate of [**] (pro rated daily, if applicable). By way of illustration only, if the purchase price in (A) above is $30.00 and the date of the Notice of Exercise is eighteen (18) months after the Initial Closing Date, the Exercise Price according to this section (i) would be equal to [**] calculated as follows ($30.00*(1+[**])*(1+([**]*(182/364)))); and

(ii)                                  the product of (A) [**], multiplied by (B) the VWAP for the twenty (20) Trading Days ending on the date that is five (5) Trading Days prior to the date of a Notice of Exercise delivered by the Holder hereunder.

(e)                                  “Final Exercise Date” shall mean the date [**] following the Initial Exercise Date.

(f)                                   “Initial Exercise Date” shall mean the first Trading Day after the date on which the Target Fees/Designation Condition has been satisfied.

(g)                                  “Target Fees/Designation Condition” shall mean the later of (i) the date on which the Company (or its applicable Affiliate) receives from the Holder the Target Designation Fees (as defined in the Collaboration Agreement) associated with the first [**] (as defined in the Collaboration Agreement) and (ii) the date on which the Holder designates the [**] (as defined in the Collaboration Agreement) in accordance with the terms of the Collaboration Agreement.

(h)                                 “Subscription Agreement” shall mean that certain Share Subscription Agreement, dated as of the date hereof, by and between the Company and the Holder.

(i)                                     “Warrant Shares” shall mean, subject to Sections 3 and 6(b):

(i)             in the event that the AGM BMS Transaction Authorization is obtained, such number of Ordinary Shares (rounded down to the nearest whole share) as shall result in the Holder and its Affiliates beneficially owning 14.90% of the number of Ordinary Shares outstanding immediately following the issuance of such Warrant Shares; or

(ii)         in the event that the AGM BMS Transaction Authorization is not obtained, such number of Ordinary Shares as will, together with the Ordinary Shares acquired at the Initial Closing and Second Closing (each as defined in the Subscription Agreement), equal 3,317,267.

Section 2.                                           Exercise.

(a)                                  Condition to Exercise.  Exercise of the purchase rights represented by this Warrant is subject to the satisfaction in full of the Target Fees/Designation Condition.

(b)                                  Exercise of Warrant.  Exercise of the subscription rights represented by this Warrant may be made in whole (but not in part) at any time on or after the Initial Exercise Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile or electronic copy of the Notice of Exercise form annexed hereto. Within three (3) Trading Days following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price by wire transfer to an account designated by the Company. In addition, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the Notice of Exercise is delivered to the Company.  The Company shall deliver any objection to any Notice of Exercise form within one (1) Business Day of receipt of such notice.

(c)                                   Mechanics of Exercise.

(i)                                     Delivery of Warrant Shares Upon Exercise.  The Company shall cause the Warrant Shares purchased hereunder to be delivered to the Holder by book-entry delivery by the date that is five (5) Trading Days after payment of the aggregate Exercise Price in respect thereof (such date, the “Warrant Share Delivery Date”).  The Warrant Shares shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the date on which the aggregate Exercise Price has been received.

(ii)                                  Closing of Books.  The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3.                                           Share Dividends and Splits.  If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse share split) outstanding Ordinary Shares into a smaller number of shares or (iv) issues by reclassification of shares of the Ordinary Shares any shares in the capital of the Company, then in each case the Exercise Price shall (for purposes of Section 1(d)(i)) be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price calculated pursuant to Section 1(d)(i) shall remain unchanged, and the percentage of the total number of Ordinary Shares outstanding (after giving effect to such event) represented by the Warrant Shares shall remain unchanged.  Any adjustment made pursuant to this Section 3 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

Section 4.                                           Transfer of Warrant.  This Warrant is not transferable by the Holder; provided, that the Holder may transfer this Warrant to a Permitted Transferee.

Section 5.                                           Termination; Suspension of Exercisability.

(a)                                  If not previously exercised pursuant to the terms hereof, this Warrant shall terminate and expire upon the earlier of (i) the Final Exercise Date and (ii) the termination of the Collaboration Agreement.

(b)                                 Notwithstanding the foregoing, in the event that BMS (as defined in the Collaboration Agreement) ceases to use Diligent Efforts (as defined in the Collaboration Agreement) to Develop (as defined in the Collaboration Agreement) at least [**] Research Programs (as defined in the Collaboration Agreement), the Company may, by notice to the Holder, suspend the Company’s performance under any or all provisions under this Warrant until such failure is cured (pursuant to the terms of the Collaboration Agreement), and such suspension of performance shall not be deemed a breach of any obligation by the Company under this Warrant. Any determination as to whether BMS has ceased to use Diligent Efforts in respect of at least [**] Research Programs shall be made, and any dispute in respect thereof shall be resolved in accordance with, the provisions of Section 13.4 of the Collaboration Agreement.

Section 6.                                           Miscellaneous.

(a)                                 No Rights as Shareholder until Exercise.  This Warrant does not entitle the Holder to any voting rights, profit rights or other rights as a shareholder of the Company in respect of the Warrant Shares prior to the delivery of the Warrant Shares pursuant to the terms hereof.

(b)                                 Merger or Reorganization.  If at any time there shall be any reorganization, recapitalization, merger or consolidation (a “Reorganization”) involving the Company in which the Ordinary Shares are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor entity resulting from such Reorganization, equivalent in value to that which a holder of Ordinary Shares would have been entitled in such Reorganization if the right to acquire the Ordinary Shares hereunder had been exercised immediately prior to such Reorganization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization to the end that the provisions of this Warrant shall be applicable after the event, as near as practically may be, in relation to any securities deliverable after that event upon the exercise of this Warrant.

(c)                                  Loss, Theft, Destruction or Mutilation of Warrant.  The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of such Warrant.

(d)                                 Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.

(e)                                  Authorized Shares.  The Company covenants that, upon receipt of the AGM BMS Transaction Authorization or the AGM General Authorization and during the period the Warrant is outstanding, it will reserve from its authorized capital (maatschappelijke kapitaal) a sufficient amount to provide for the issuance of the Warrant Shares upon the exercise of any acquire rights under this Warrant.  The Company will assure that such Warrant Shares may be issued as provided herein without violation of any applicable Law or regulation, or of any requirements of the Trading Market upon which the Ordinary Shares may be listed.  The Company covenants that all Warrant Shares which may be issued upon the exercise of the subscription rights represented by this Warrant will, upon exercise of the subscription rights represented by this Warrant and payment of the Exercise Price in respect thereof, be duly authorized, validly issued, fully paid and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(f)                                   Jurisdiction.  This Warrant shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.  The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Warrant.

(g)                                  Waiver of Jury Trial.  To the extent not prohibited by applicable Law that cannot be waived, each of the Company and the Holder hereby waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue or action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Warrant or the subject matter hereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising.  Each of the Company and the Holder acknowledge that it has been informed by the other that this Section 6(g) constitutes a material inducement upon which they are relying and will rely in entering into and exercising this Warrant.  Either of the Company or the Holder may file an original counterpart or a copy of this Section 6(g) with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

(h)                                 Restrictions.  The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by all applicable securities laws.

(i)                                     Waivers; Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Warrant shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any consent of any kind or character on any party’s part of any breach, default or noncompliance under this Warrant or any waiver on such party’s part of any provisions or conditions of the Warrant must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Warrant by law, or otherwise afforded to any party, shall be cumulative and not alternative.  Any waiver effected in accordance with this Section 6(i) shall be binding upon the Company and the Holder, and any waiver not effected in accordance with this Section 6(i) shall be void and of no effect.

(j)                                    Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Investor Agreement.

(k)                                 Limitation of Liability.  No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to acquire Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(l)                                     Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder.

(m)                             Amendment.  No provision in this Warrant shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Holder and the Company, and any amendment not effected in accordance with this Section 6(m) shall be void and of no effect.

(n)                                 Severability.  In the event one or more of the provisions of this Warrant should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Warrant, and this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Upon such determination that any provision of this Warrant, or the application of any such provision, is invalid, illegal, void or unenforceable, the Company and the Holder shall negotiate in good faith to modify this Warrant so as to effect the original intent of the Company and the original Holder as closely as possible to the fullest extent permitted by law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(o)                                 Titles and Subtitles.  The titles of the sections and subsections of this Warrant are for convenience of reference only and are not to be considered in construing this Warrant.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

UNIQURE N.V.

By:
Name:
Title:

[Signature Page to the Seventh Target Warrant Agreement]

NOTICE OF EXERCISE

TO:                           UNIQURE N.V.

(1)                                 The undersigned hereby elects to acquire the Warrant Shares pursuant to the terms of the attached Warrant and tenders herewith payment of the exercise price in full.

(2)                                 Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date: